Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, December 5, 2025

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the filing of the Prospectus Supplement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC in connection with the Prospectus Supplement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon a draft of the Prospectus Supplement and pdf copies of the Corporate Documents and each Deed of Issue and we have assumed that any issuance of Registered Shares has been or shall be, as applicable, effected for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Registration Statement, the Prospectus Supplement, the Corporate Documents or any Deed of Issue subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.
if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been declared effective by the SEC in the form reviewed by us and the Prospectus Supplement has been filed with the SEC in the form reviewed by us;

d.
at each Relevant Moment after the execution of the Deed of Conversion, (i) Ordinary Shares have been or shall have been, as applicable, admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) have been or shall have been, as applicable, admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been or shall have been, as applicable, made);

e.	each of the Deeds is a valid notarial deed;

f.
at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company and the Articles of Association in effect at that time allowed or shall allow, as applicable, the issuance of the relevant Options or Registered Shares, as applicable;

g.
pursuant to the execution of the Deed of Stock Split, each shareholder of the Company at that time held a number of ordinary shares in the Company’s capital, having a nominal value of EUR 0.16 each, that, when multiplied by the stock split factor of 1.6, resulted in a whole number of Ordinary Shares held by such respective shareholders;

h.
at each Relevant Moment, the Company had not, and shall not have, as applicable (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the Deed of Conversion), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), (vii) started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

i.
the Options and the Registered Shares have been issued, any pre-emption rights in connection therewith have been excluded, and the Deed of Conversion, the Deed of Stock Split and the Deed of Amendment have each been executed, pursuant to the requisite resolutions validly passed by the corporate body or bodies (organen) of the Company duly authorized to do so and in accordance with the Articles of Association and internal rules (reglementen) of the Company in effect that that time;

j.
(i) any contribution in kind (inbreng anders dan in geld) on the Registered Shares issued pursuant to the Deed of Issue of Pre-IPO Shares has been validly contributed and transferred to, and has been validly accepted by, the Company in satisfaction of the obligation to pay up such Registered Shares in full in accordance with applicable law, (ii) any formalities stipulated by applicable law in respect of any such contribution have been complied with and (iii) the value of any such contribution in kind on such Registered Shares was sufficient to pay up such Registered Shares in full;

k.
the Company’s equity (eigen vermogen) was sufficient to allow for the aggregate payment obligation on the Registered Shares issued pursuant to the Deed of Issue of Consideration Shares to be charged against the Company’s reserves and to pay up such Registered Shares in full in accordance with the Deed of Issue of Consideration Shares;

l.
the Options for the Option Shares (i) have been validly granted as rights to subscribe for the relevant number of Ordinary Shares (rechten tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised, and (iii) shall have been validly exercised in accordance with the terms and conditions applicable to such Options prior to the issuance of the underlying Option Shares;

m.
the exercise price for the Options for the Option Shares at least equals the aggregate nominal value of the underlying Option Shares, and any such exercise price shall have been paid in cash or otherwise satisfied, and shall have been received and accepted by the Company, ultimately upon the issuance of the relevant Option Shares;

n.
at each Relevant Moment, the Company has or shall have, as applicable, consented to payment on the relevant Registered Shares in a currency other than Euro in respect of the issuance of such Registered Shares;

o.
at each Relevant Moment, each respective Deed of Issue was validly signed and executed on behalf of each party thereto and each party acquiring Registered Shares at a Relevant Moment existed and had the requisite powers and authority to acquire such Registered Shares;

p.
each Power of Attorney (i) was in full force and effect when the person or persons purported to be granted power of attorney thereunder made use of such Power of Attorney and (ii) under any applicable law other than Dutch law, validly authorized the person or persons purported to be granted power of attorney to represent and bind the relevant principal for the purposes stated therein;

q.	at each Relevant Moment, the factual statements made and the confirmations given in the Deeds and in each Deed of Issue were complete and correct;

r.	any conditions precedent to the issuance of any Registered Shares or the effectiveness of any of the Deeds or any Deed of Issue have been fulfilled; and

s.
no Registered Shares or Options have been offered to the public (aanbieden aan het publiek) in the Netherlands other than in conformity with the Prospectus Regulation, the PRIIPs Regulation and the rules promulgated thereunder.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Registered Shares

2.
Subject to receipt by the Company of payment in full for, or other satisfaction of the issue or exercise price for, the Registered Shares, the Registered Shares have been and, in respect of the Option Shares (when issued and accepted), will be, validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.
Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.
Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

C.
Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig).

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.
the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.
the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.
The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC in connection with the Prospectus Supplement and also consent to the reference to NautaDutilh in the Prospectus Supplement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.
NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti Money Laundering Laws”
The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”
The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.
“Bankruptcy Code”	The Dutch Bankruptcy Code (Faillissementswet).
“Commercial Register”	The Dutch Commercial Register (handelsregister).
“Company”	Atai Beckley N.V (previously named ATAI Life Sciences N.V.), a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 80299776.
“Corporate Documents”	The Deed of Incorporation, the Deed of Stock Split, the Deed of Conversion, the Deed of Amendment and the Current Articles.
“Current Articles”	The Articles of Association as they read pursuant to the execution of the Deed of Amendment.
“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).
“Deed of Amendment”	The deed of amendment to the Articles of Association dated November 5, 2025.
“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated June 18, 2021.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated September 10, 2020.
“Deed of Issue of Consideration Shares”	The deed of issue of Ordinary Shares dated November 5, 2025.
“Deed of Issue of IPO Shares”	The deed of issue of Ordinary Shares dated June 17, 2021.
“Deed of Issue of Offer Shares”	The deed of issue of Ordinary Shares dated February 14, 2025.
“Deed of Issue of Pre-IPO Shares”	The notarial deed of issue of ordinary shares in the Company’s capital, having a nominal value of EUR 0.16 each, in exchange for contribution in kind, dated April 23, 2021.

“Deed of Stock Split”	The deed of amendment to the Articles of Associated dated June 7, 2021.

“Deeds”	Each of the following:
	a.	the Deed of Incorporation;
	b.	the Deed of Conversion;
	c.	the Deed of Stock Split; and
	d.	the Deed of Issue of Pre-IPO Shares;
“Deed of Issue”	Each of the following:
	a.	the Deed of Issue of Pre-IPO Shares;
	b.	the Deed of Issue of IPO Shares;
	c.	the Deed of Issue of Offer Shares; and
	d.	the Deed of Issue of Consideration Shares.

“eIDAS Regulation”
Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“Insolvency Proceedings”
Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Counsel of 15 December 2021, listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.
“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.
“Options”	Options for Ordinary Shares issued by the Company.
“Option Shares”	1,339,663 Ordinary Shares underlying Options.
“Ordinary Shares”	Ordinary shares in the Company’s capital, having a nominal value of EUR 0.10 each.
“Power of Attorney”
Each power of attorney granted for purposes of the execution of the Deeds and/or any Deed of Issue and each power of attorney granted for purposes of passing the resolutions by the corporate body or bodies (organen) of the Company in order to execute and give effect to the Deeds and any Deed of Issue.

“PRIIPs Regulation”	Regulation (EU) No 1286/2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs).
“Prospectus Regulation”
Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Prospectus Supplement”	The Company’s prospectus supplement to the prospectus included in the Registration Statement, as filed with the SEC on or about December 5, 2025.

“Registered Shares”	The following Ordinary Shares:

a.
27,805,200 Ordinary Shares, into which 17,378,250 ordinary shares in the Company’s capital, having a nominal value of EUR 0.16 each, were converted and split pursuant to the Deed of Stock Split and which were issued pursuant to the Deed of Issue of Pre-IPO Shares;

b.
1,187,104 Ordinary Shares, into which 741,940 ordinary shares in the Company’s capital, having a nominal value of EUR 0.16 each, were converted and split pursuant to the Deed of Stock Split and which were issued pursuant to the Deed of Issue of Pre-IPO Shares;

	c.	700,000 Ordinary Shares issued pursuant to the Deed of Issue of IPO Shares; and
	d.	10,835,718 Ordinary Shares issued pursuant to the Deed of Issue of Offer Shares;
	e.	81,266,384 Ordinary Shares issued pursuant to the Deed of Issue of Consideration Shares; and
	f.	the Option Shares.

“Registration Statement”	The Company’s registration statement on Form S-3, as declared effective by SEC on September 29, 2025.
“Relevant Moment”
Each time when one or more Options were issued and when one or more Registered Shares were or shall be, as applicable, issued by the Company pursuant to the execution of a Deed of Issue or the exercise of one or more Options.

“SEC”	The United States Securities and Exchange Commission.